Exhibit 99.1

NEWS Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087
For Release: Immediate
QUAKER HOUGHTON ANNOUNCES SECOND QUARTER 2025 RESULTS
•Q2’25 net sales of $483.4 million, an increase of 4% Y/Y
•Organic sales volumes increased 2% Y/Y driven by new business wins of approximately 5%
•Q2’25 net loss of $66.6 million and loss per diluted share of $3.78, which includes an $88.8 million impairment charge
•Q2’25 non-GAAP net income of $30.0 million and non-GAAP earnings per diluted share of $1.71
•Delivered adjusted EBITDA and adjusted EBITDA margins of $75.5 million and 15.6%, respectively, in Q2’25
•Share repurchases totaled $32.7 million in Q2’25 and the Company raised its quarterly cash dividend by approximately 5%

July 31, 2025
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, announced its second quarter 2025 results today.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except per share data)	2025	2024	2025	2024
Net sales	$483,400	$463,567	$926,314	$933,326
Net (loss) income attributable to Quaker Chemical Corporation	(66,580)	34,885	(53,658)	70,112
Net (loss) income attributable to Quaker Chemical Corporation common shareholders – diluted	(3.78)	1.94	(3.04)	3.89
Non-GAAP net income *	30,000	38,232	58,029	75,905
Non-GAAP Earnings per diluted share *	1.71	2.13	3.29	4.22
Adjusted EBITDA *	75,479	84,291	144,527	167,573
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information
Second Quarter 2025 Consolidated Results
Net sales in the second quarter of 2025 were $483.4 million, an increase of 4% compared to $463.6 million in the second quarter of 2024. This increase was primarily driven by an increase in sales volumes of 2% and a contribution from acquisitions of approximately 6%, partially offset by a decline in selling price and product mix of approximately 4%. The increase in sales volumes compared to the prior year was primarily a result of continued growth in the Asia/Pacific segment and approximately 5% growth from new business wins, which more than offset a continuation of soft end market conditions including the impact from uncertainty caused by tariffs, particularly in the Americas and EMEA segments. The decrease in selling price and product mix was primarily attributable to the impact of the mix of products, services and geographies and the impact of our index-based customer contracts. Organic sales volumes increased 4% compared to the first quarter of 2025.
The Company reported a net loss in the second quarter of 2025 of $66.6 million, or $3.78 per diluted share, compared to net income of $34.9 million, or $1.94 per diluted share, in the second quarter of 2024. The Company's reported net loss primarily reflects an $88.8 million non-cash goodwill impairment charge associated with the Company’s EMEA reportable segment. Excluding non-recurring and non-core items in each period, the Company’s non-GAAP net income and non-GAAP earnings per diluted share were $30.0 million and $1.71 respectively in the second quarter of 2025 compared to $38.2 million and $2.13 respectively in the second quarter of the prior year. The Company generated adjusted EBITDA of $75.5 million in the second quarter of 2025, a decrease of approximately 10% compared to $84.3 million in the second quarter of 2024, as the increase in net sales was offset by lower operating margins. See the Non-GAAP Measures and Reconciliations section below for additional information.

Joe Berquist, Chief Executive Officer and President, commented, “Quaker Houghton executed well in the second quarter of 2025. We generated 2% year-over-year organic volume growth in the quarter, delivering above market growth due to strong new business wins across all segments. The momentum in our Asia/Pacific segment continued, generating 8% organic volume growth compared to the prior year. I am proud of how the team adapted to the challenging macroeconomic environment, particularly in the U.S. and Europe, while maintaining a clear focus on our customers. We also made progress in the quarter advancing our enterprise strategy while effectively managing costs.
"Economic conditions are likely to remain tepid in the second half of 2025. While this challenging environment of uncertainty persists, we have meaningful opportunities across our portfolio to gain profitable new business. We have also initiated actions that we expect will deliver approximately $20 million of additional run-rate cost savings by the end of 2026. We expect to achieve a stronger performance from our business in the second half, positioning us to deliver full year 2025 revenue and earnings in the range of 2024. Our strong balance sheet and consistent cash flow generation will enable us to continue to execute the capital allocation levers at our disposal and create value for shareholders.”
Second Quarter 2025 Segment Results
The Company’s second quarter and the first six months of 2025 operating performance for each of its three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific, is further described below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Sales *
Americas	$221,062	$223,517	$434,773	$453,271
EMEA	139,923	138,001	269,201	276,423
Asia/Pacific	122,415	102,049	222,340	203,632
Total net sales	$483,400	$463,567	$926,314	$933,326
Segment operating earnings *
Americas	$58,976	$64,137	$117,438	$130,906
EMEA	24,995	26,652	48,388	56,223
Asia/Pacific	28,715	31,000	54,645	61,377
Total segment operating earnings	$112,686	$121,789	$220,471	$248,506
*Refer to the Segment Measures and Reconciliations section below for additional information
The following table summarizes the sales variances by reportable segment and consolidated operations in the second quarter of 2025 compared to the second quarter of 2024:

	Sales volumes	Selling price & product mix	Foreign currency	Acquisition & other	Total
Americas	(2)%	1%	(2)%	2%	(1)%
EMEA	1%	(7)%	4%	3%	1%
Asia/Pacific	8%	(5)%	—%	17%	20%
Consolidated	2%	(4)%	—%	6%	4%
Net sales in the Asia/Pacific segment increased 20% in the second quarter of 2025 compared to the same period in 2024, as an increase in sales volumes and a further contribution in sales from acquisitions, primarily Dipsol and Sutai, was partially offset by a decrease in selling price and product mix. Net sales in the EMEA segment increased approximately 1% in the second quarter of 2025 compared to the same period in 2024, due to an increase in sales volumes, a further increase in sales from acquisitions, and a favorable impact of foreign currency translation, partially offset by a decline in selling price and product mix. Net sales in the Americas segment declined approximately 1% in the second quarter of 2025 compared to the same period in 2024, primarily due to a decrease in sales volumes and an unfavorable impact of foreign currency translation, partially offset by a modest increase in selling price and product mix and a contribution in sales from acquisitions.
Underlying end market activity in the second quarter of 2025 remained below prior year levels, amplified by uncertainty related to tariffs, especially in the Americas and EMEA segments, while end market activity in Asia/Pacific improved. New business wins were strong across all segments. The decline in selling price and product mix in the second quarter of 2025 compared to the same period in 2024 reflects changes in the mix of products, services and geographies, and the impact of our index-based customer contracts.

Consolidated net sales increased approximately 9% compared to the first quarter of 2025, driven by an increase in organic sales volumes, a further contribution from acquisitions, and a favorable impact from foreign currency translation, partially offset by a decline in selling price and product mix. Net sales and sales volumes increased in all segments compared to the first quarter of 2025 driven by new business wins, despite a continuation of soft underlying end market activity, whereas selling price and product mix declined. Acquisitions and foreign currency translation was favorable to sales across all segments in the second quarter of 2025 compared to the first quarter of 2025.
Operating earnings decreased in all segments in the second quarter of 2025 compared to the prior year, primarily due to lower segment operating margins as a result of higher raw material and manufacturing costs and SG&A expenses. Segment operating earnings increased in all segments in the second quarter of 2025 compared to the first quarter of 2025, primarily driven by an increase in net sales.
Cash Flow and Liquidity Highlights
Net cash provided by operating activities was $38.5 million for the six months ended June 30, 2025, compared to $73.5 million for the same period in 2024. The Company’s operating cash flow reflects lower operating performance and higher cash outflows from restructuring activities, partially offset by a modest improvement in working capital management.
As of June 30, 2025, the Company’s total gross debt was $936.7 million and its cash and cash equivalents was $201.9 million, which resulted in net debt of approximately $734.8 million. The Company’s net debt divided by its trailing twelve months adjusted EBITDA was approximately 2.6x, primarily reflecting the acquisition of Dipsol, which was completed in April 2025 and was funded with borrowings under the Company’s existing credit facility. In the second quarter of 2025, the Company repurchased 296,113 shares for $32.7 million.
Non-GAAP Measures and Reconciliations
The information in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, facilitate a comparison among fiscal periods, and exclude items that management believes are not indicative of future operating performance or considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income, and non-GAAP earnings per diluted share, as discussed and reconciled below to the most comparable GAAP measures, may not be comparable to similarly named measures reported by other companies.
The Company presents EBITDA, which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA, which is calculated as EBITDA plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income, which is calculated as operating income plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. Additionally, the Company presents non-GAAP gross profit, which is calculated as gross profit plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. In addition, the Company presents non-GAAP Adjusted EBITDA margin, non-GAAP operating margin, and non-GAAP gross margin, which are calculated as the percentage of adjusted EBITDA, non-GAAP operating income, and non-GAAP gross profit to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the performance of the Company on a consistent basis.

As it relates to future projections for the Company as well as other forward-looking information contained in this press release, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.
The Company's reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended June 30, 2025 adjusted EBITDA of $287.8 million, which consists of (i) the six months ended June 30, 2025 adjusted EBITDA of $144.5 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2024 adjusted EBITDA of $310.9 million, as presented in the non-GAAP reconciliations included in the Company's fourth quarter and full year 2024 results press release dated February 24, 2025, less (iii) the six months ended June 30, 2024 adjusted EBITDA of $167.6 million, as presented in the non-GAAP reconciliations below.
Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Gross Profit and Margin Reconciliations	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Gross profit	$171,723	$175,718	$332,983	$357,281
Acquisition-related step-up inventory amortization	6,022	—	6,022	—
Gain on inventory and other adjustments	(3,604)	—	(3,604)	—
Non-GAAP gross profit	$174,141	$175,718	$335,401	$357,281
Non-GAAP profit margin (%)	36.0%	37.9%	36.2%	38.3%

Non-GAAP Operating Income and Margin Reconciliations	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating (loss) income	$(52,510)	$58,449	$(24,886)	$113,975
Acquisition-related step-up inventory amortization	6,022	—	6,022	—
Restructuring and related charges, net	8,793	320	23,383	2,177
Acquisition-related expenses	803	234	4,133	517
Gain on inventory and other adjustments	(3,927)	—	(3,927)	—
Customer insolvency costs	—	—	—	1,522
Impairment charges	88,840	—	88,840	—
Acquisition-related depreciation and amortization	1,681	—	1,681	—
Other charges	939	812	1,165	866
Non-GAAP operating income	$50,641	$59,815	$96,411	$119,057
Non-GAAP operating margin (%)	10.5%	12.9%	10.4%	12.8%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net (loss) income attributable to Quaker Chemical Corporation	$(66,580)	$34,885	$(53,658)	$70,112
Depreciation and amortization (a)	23,921	21,428	44,751	42,484
Interest expense	12,779	10,754	22,324	21,578
Taxes on income before equity in net income of associated companies (b)	5,472	15,778	13,014	28,286
EBITDA	(24,408)	82,845	26,431	162,460
Equity income in a captive insurance company	(2,075)	(475)	(2,746)	(981)
Acquisition-related step-up inventory amortization	6,022	—	6,022	—
Restructuring and related charges, net	8,793	320	23,383	2,177
Acquisition-related expenses	803	234	4,133	517
Gain on inventory and other adjustments	(3,927)	—	(3,927)	—
Customer insolvency costs	—	—	—	1,522
Impairment charges	88,840	—	88,840	—
Product liability claim costs, net	—	—	—	896
Currency conversion impacts of hyper-inflationary economies	652	613	1,187	(291)
(Gain) loss on acquisition-related hedges	(592)	—	1,351	—
Gain on sale of assets	(357)	—	(2,534)	—
Other charges	1,728	754	2,387	1,273
Adjusted EBITDA	$75,479	$84,291	$144,527	$167,573
Adjusted EBITDA margin (%)	15.6%	18.2%	15.6%	18.0%

Adjusted EBITDA	$75,479	$84,291	$144,527	$167,573
Less: Depreciation and amortization (a)	23,921	21,428	44,751	42,484
Less: Interest expense	12,779	10,754	22,324	21,578
Less: Taxes on income before equity in net income of associated companies - adjusted (b)	10,460	13,877	21,104	27,606
Plus: Acquisition-related depreciation and amortization	1,681	—	1,681	—
Non-GAAP net income	$30,000	$38,232	$58,029	$75,905

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Earnings per Diluted Share Reconciliations	2025	2024	2025	2024
GAAP (loss) earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$(3.78)	$1.94	$(3.04)	$3.89
Equity income in a captive insurance company	(0.12)	(0.02)	(0.16)	(0.05)
Acquisition-related step-up inventory amortization	0.25	—	0.25	—
Restructuring and related charges, net	0.38	0.01	1.00	0.09
Acquisition-related expenses	0.05	0.01	0.19	0.02
Gain on inventory and other adjustments	(0.16)	—	(0.16)	—
Customer insolvency costs	—	—	—	0.06
Impairment charges	4.91	—	4.91	—
Product liability claim costs, net	—	—	—	0.04
Currency conversion impacts of hyper-inflationary economies	0.04	0.03	0.07	(0.02)
(Gain) loss on acquisition-related hedges	(0.02)	—	0.06	—
Gain on sale of assets	(0.02)	—	(0.11)	—
Other charges	0.06	0.03	0.08	0.06
Discrete tax items	0.05	0.13	0.13	0.13
Acquisition-related depreciation and amortization	0.07	—	0.07	—
Non-GAAP earnings per diluted share	$1.71	$2.13	$3.29	$4.22
a.Depreciation and amortization for the three and six months ended June 30, 2025 and 2024 each includes approximately $0.2 million and $0.5 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Company’s Condensed Consolidated Statements of Operations. This is attributable to the amortization of the fair value purchase accounting step-up in connection with the acquisition of the Company’s 50% equity interest in Korea Houghton Corporation.
b.Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits for the three and six months ended June 30, 2025 and 2024.
Segment Measures and Reconciliations
Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related product costs and other operating expenses. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs and restructuring charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include Interest expense and Other (expense) income, net.

The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Sales
Americas	$221,062	$223,517	$434,773	$453,271
EMEA	139,923	138,001	269,201	276,423
Asia/Pacific	122,415	102,049	222,340	203,632
Total net sales	$483,400	$463,567	$926,314	$933,326
Segment operating earnings
Americas	$58,976	$64,137	$117,438	$130,906
EMEA	24,995	26,652	48,388	56,223
Asia/Pacific	28,715	31,000	54,645	61,377
Total segment operating earnings	112,686	121,789	220,471	248,506
Restructuring and related charges, net	(8,793)	(320)	(23,383)	(2,177)
Impairment charges	(88,840)	—	(88,840)	—
Non-operating and administrative expenses	(50,860)	(47,584)	(101,577)	(101,760)
Depreciation of corporate assets and amortization	(16,703)	(15,436)	(31,557)	(30,594)
Operating (loss) income	(52,510)	58,449	(24,886)	113,975
Other (expense) income, net	(653)	422	(1,362)	1,502
Interest expense	(12,779)	(10,754)	(22,324)	(21,578)
(Loss) income before taxes and equity in net income of associated companies	$(65,942)	$48,117	$(48,572)	$93,899

Forward-Looking Statements
This press release contains “forward-looking statements” that fall under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act of 1933, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on assumptions, projections and expectations about future events that we believe are reasonable based on currently available information, including statements regarding the potential effects of economic downturns; tariffs, including the uncertainty surrounding changes in tariffs; inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition; our expectation that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility; expectations about future demand and raw material costs; and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, which may differ materially from our actual results, including but not limited to the potential benefits of acquisitions and divestitures, the impacts on our business as a result of global supply chain constraints, and our current and future results and plans and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “outlook, “target”, “possible”, “potential”, “plan” or similar expressions. Such statements include information relating to current and future business activities, operational matters, capital spending, and financing sources. A major risk is that demand for the Company’s products and services is largely derived from the demand for our customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production slowdowns and shutdowns. Other major risks and uncertainties include, but are not limited to inflationary pressures, including increases in raw material costs; supply chain constraints and the impacts of economic downturns; customer financial instability; high interest rates and their impact on our and our customers’ business operations; the impacts from acts of war, terrorism and military conflicts, including those in Ukraine and the Middle East as well as economic, political and governmental actions taken by various governments and governmental organizations in response; economic and political disruptions particularly in light of numerous elections globally and the possibility of regime changes; the possibility of economic recession; legislative and regulatory developments including changes to existing laws and regulations, or the way they are interpreted, applied or enforced; tariffs, retaliatory tariffs, “trade wars” and trade restrictions, and the economic and other sanctions imposed by other nations on Russia and Belarus and/or other government organizations; suspensions of activities in Russia by many multinational companies; foreign currency fluctuations; significant changes in applicable tax rates and regulations and the potential impacts therefrom, including those arising from H.R.1, commonly known as the “One Big Beautiful Bill Act”; future terrorist attacks and other acts of violence; the impacts of consolidation in our industry, including loss or consolidation of a major customer; the effects of climate change, fires or other natural disasters; the potential occurrence of cyber-security breaches, cyber-security attacks and other technology outages and security incidents; and U.S. political conditions and legislative and regulatory activity (or inactivity), including adoption of (or failure to adopt) new laws, regulations and executive orders, changes in existing laws, regulations and executive orders or the way they are interpreted or applied, and adoption of laws, regulations or executive orders that conflict among jurisdictions in which we operate. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automotive, aerospace, industrial equipment, aluminum and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. All forward-looking statements included in this press release, including expectations about business conditions during 2025 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, and in subsequent reports filed from time to time with the Securities and Exchange Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.
Conference Call
As previously announced, the Company’s investor conference call to discuss its second quarter of 2025 performance is scheduled for Friday, August 1, 2025 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,400 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation
Condensed Consolidated Statements of Operations
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$483,400	$463,567	$926,314	$933,326
Cost of goods sold	311,677	287,849	593,331	576,045
Gross profit	171,723	175,718	332,983	357,281
Selling, general and administrative expenses	126,600	116,949	245,646	241,129
Impairment charges	88,840	—	88,840	—
Restructuring and related charges, net	8,793	320	23,383	2,177
Operating (loss) income	(52,510)	58,449	(24,886)	113,975
Other (expense) income, net	(653)	422	(1,362)	1,502
Interest expense	(12,779)	(10,754)	(22,324)	(21,578)
(Loss) income before taxes and equity in net income of associated companies	(65,942)	48,117	(48,572)	93,899
Taxes on income before equity in net income of associated companies	5,472	15,778	13,014	28,286
(Loss) income before equity in net income of associated companies	(71,414)	32,339	(61,586)	65,613
Equity in net income of associated companies	4,851	2,571	7,940	4,555
Net (loss) income	(66,563)	34,910	(53,646)	70,168
Less: Net income attributable to noncontrolling interest	17	25	12	56
Net (loss) income attributable to Quaker Chemical Corporation	$(66,580)	$34,885	$(53,658)	$70,112
Per share data:
Net (loss) income attributable to Quaker Chemical Corporation common shareholders – basic	$(3.78)	$1.94	$(3.04)	$3.90
Net (loss) income attributable to Quaker Chemical Corporation common shareholders – diluted	$(3.78)	$1.94	$(3.04)	$3.89
Basic weighted average common shares outstanding	17,572,447	17,921,395	17,605,920	17,915,104
Diluted weighted average common shares outstanding	17,592,971	17,940,156	17,630,541	17,934,950

Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Unaudited; Dollars in thousands, except par value)

	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$201,918	$188,880
Accounts receivable, net	437,411	400,126
Inventories	264,347	227,472
Prepaid expenses and other current assets	70,431	59,939
Total current assets	974,107	876,417

Property, plant and equipment, net	286,511	229,532
Right-of-use lease assets	40,610	34,120
Goodwill	502,438	518,894
Other intangible assets, net	908,297	827,098
Investments in associated companies	104,488	98,012
Deferred tax assets	9,251	9,216
Other non-current assets	23,108	17,360
Total assets	$2,848,810	$2,610,649

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$37,867	$37,554
Accounts payable	203,606	198,137
Dividends payable	8,436	8,572
Accrued compensation	36,398	50,212
Accrued restructuring	7,646	2,297
Accrued pension and postretirement benefits	2,253	2,328
Other accrued liabilities	83,853	80,668
Total current liabilities	380,059	379,768

Long-term debt	897,953	669,614
Long-term lease liabilities	24,315	20,028
Deferred tax liabilities	151,038	138,828
Non-current accrued pension and postretirement benefits	24,491	23,783
Other non-current liabilities	25,499	24,445
Total liabilities	1,503,355	1,256,466

Equity
Common stock $1 par value; authorized 30,000,000 shares; issued and outstanding June 30, 2025 – 17,394,128 shares; December 31, 2024 – 17,673,607 shares	17,394	17,674
Capital in excess of par value	876,969	903,781
Retained earnings	563,063	633,731
Accumulated other comprehensive loss	(115,181)	(201,619)
Total Quaker shareholders’ equity	1,342,245	1,353,567
Noncontrolling interest	3,210	616
Total equity	1,345,455	1,354,183
Total liabilities and equity	$2,848,810	$2,610,649

Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited; Dollars in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net (loss) income	$(53,646)	$70,168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,278	41,984
Equity in undistributed earnings of associated companies, net of dividends	(44)	(4,221)
Deferred income taxes	(15,634)	(3,728)
Share-based compensation	6,903	8,128
Impairment charges	88,840	—
Restructuring and related charges, net	23,383	2,177
Inventory step-up amortization	6,022	—
Gain on disposal of property, plant, equipment and other assets	(2,108)	(509)
Other adjustments	(5,228)	3,302
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	3,022	10,483
Inventories	(11,826)	(9,141)
Prepaid expenses and other current assets	(3,943)	(15,646)
Accrued restructuring	(15,946)	(4,442)
Accounts payable and accrued liabilities	(25,551)	(25,021)
Net cash provided by operating activities	38,522	73,534
Cash flows from investing activities
Investments in property, plant and equipment	(20,289)	(11,124)
Payments related to acquisitions, net of cash acquired	(164,078)	(24,899)
Proceeds from disposition of assets	2,950	2,798
Other investing activities	697	—
Net cash used in investing activities	(180,720)	(33,225)
Cash flows from financing activities
Payments of long-term debt	(17,205)	(34,169)
Borrowings on revolving credit facilities, net	216,000	20,533
Payments on other debt, net	(101)	(37)
Dividends paid	(17,146)	(16,372)
Shares purchased under share repurchase programs	(32,693)	(7,760)
Other stock related activity	(1,301)	(1,492)
Net cash provided by financing activities	147,554	(39,297)
Effect of foreign exchange rate changes on cash	7,682	(6,971)
Net increase (decrease) in cash and cash equivalents	13,038	(5,959)
Cash and cash equivalents at the beginning of the period	188,880	194,527
Cash and cash equivalents at the end of the period	$201,918	$188,568